Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the inclusion of our report dated April 8, 2022 with respect to the financial statements of Rabern Rentals, LP as of and for the year ended December 31, 2021 included this Current Report on Form 8-K/A of Manitex International, Inc.

Dallas, Texas

April 8, 2022